Exhibit 99.1

SEPARATION AGREEMENT AND RELEASE

This Separation and Release Agreement (“Agreement”) is entered into this 25th day of October, 2012, by and between Thor Industries, Inc. (“Company”), and Christian G. Farman (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee has been employed by Company for a number of years;

WHEREAS, Employee and Company have agreed to separate effective as of October 12, 2012;

WHEREAS, Employee and Company signed a letter agreement pursuant to which Employee is entitled to nine (9) months of his base salary upon termination of his employment from the Company; and

WHEREAS, the parties acknowledge that there are numerous laws and regulations concerning employment and that, by entering into this Agreement, Employee will waive and release any and all rights, except those protected under Indiana Worker’s Compensation law, which he may have under these or any other laws, or as otherwise set forth below in paragraph 3.

NOW THEREFORE, in consideration of the mutual provisions and agreements contained herein, the parties hereto agree as follows:

1. Separation Date. Employee hereby agrees that he is no longer employed as an employee of Company effective as of October 12, 2012 (“Separation Date”).

2. Severance and Entitlements. Company agrees that, in addition to any and all compensation paid by Company to Employee for services performed or other benefits, Company shall pay Employee a lump sum payment on the 30th day following the Separation Date of Eight Hundred Fifty Thousand Dollars ($850,000.00) (“Severance Payment”), which amount represents nine (9) months of Employee’s base salary pursuant to his letter agreement with the Company, plus an additional and separate severance amount of Two Hundred Fifty Thousand Dollars ($250,000), the sufficiency of which is hereby acknowledged, subject to all federal, state and local withholdings. In addition, the Company will immediately vest all outstanding options that were due to vest within one (1) year of the Separation Date, said options being limited to Twenty Thousand (20,000) shares at an exercise price of Twenty Seven Dollars and Eighty Eight Cents ($27.88) per share and Twenty Thousand (20,000) shares at an exercise price of Twenty Six Dollars and Fifty Nine Cents ($26.59) per share. Employee shall have the lesser of (i) three (3) months following the Separation Date or (ii) the expiration date for their original terms to exercise his vested stock options (including all options that vested on or before the Separation Date), and shall be permitted to exercise all his vested options via cashless or net exercise. Company shall pay on behalf of Employee the full amount of premiums required for COBRA continuation coverage for Employee and his eligible dependents under Company’s medical health plans for a period of 18 months following the Separation Date beginning with November, 2012 or until Employee shall gain employment with another employer, whichever date shall come first. Payment of such premiums shall be treated as taxable income to Employee.

a. Unemployment Compensation. Company will not contest any award of state unemployment compensation made to Employee.

b. Company will reimburse Employee for the actual legal fees up to a total maximum amount of Ten Thousand Dollars ($10,000) incurred by him in connection with this Agreement with such payment to be made promptly following receipt of such documentation for such expenses but in all events no later than December 31, 2012.

3. Release. In consideration of the Severance Payment and the other promises contained herein, and as a material inducement to Company to enter into this Agreement, Employee, on behalf of Employee, Employee’s heirs, administrators, executors, agents, and assigns, forever releases and discharges Company, its officers, directors, employees, owners, subsidiaries, affiliates, successors, attorneys, and assigns from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorney fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity, or otherwise, which Employee has ever had, now has, or may hereafter have against Company and for or on account of any matter, cause, or thing whatsoever which has occurred prior to the date of this Agreement, including without limitation of the generality of the foregoing, any and all claims which are related to the employment of Employee with Company and the termination thereof, or any claim for salary, bonus, back pay, vacation pay, additional severance pay, sums owing or any other loss or damage of any form whatsoever, including any and all rights which Employee has or may have under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefits Protection Act, Title VII of the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family Medical Leave Act of 1993, and other federal and state statutes which regulate employment and the laws of contract, torts, and other subjects. Provided, however, this Agreement shall not release Employee’s rights under the Indiana Worker’s Compensation laws, if any, Employee’s rights under this Agreement, any rights Employee may have to benefits or entitlements which have accrued or vested as of the Separation Date, including, without limitation, pursuant to the Deferred Compensation Plan or reimbursement of any unreimbursed business expenses, Employee’s rights pursuant to the indemnification agreement between him and the Company and/or Employee’s right to be indemnified and/or advanced expenses under the Company’s bylaws or amended Certificate of Incorporation or, if greater, applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies. The Company confirms that Employee does not owe it any monies and left the Company in good standing without any known claims against him. Company confirms that Employee shall continue to be covered under Company’s directors’ and officers’ liability insurance policies for acts or omissions occurring during his employment with Company on the same basis as senior executives of Company are so covered.

4. Trade Secrets; Company Property. Employee agrees to not disclose any confidential or proprietary information of Company to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Confidential and proprietary information shall mean such information not generally known to the public which has been created by or disclosed to Employee as a consequence of Employee’s employment by Company. Notwithstanding the foregoing, Employee shall be permitted to disclose confidential or proprietary information to the extent (i) required by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order him to disclose or make accessible such information, or (ii) necessary in connection with any litigation or arbitration involving this Agreement. Employee shall return all Company property in his possession, including any keys, credit cards, cell phones, records, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents, property, computer hardware and software, computer programs, or reproductions of any aforementioned items belonging to Company but shall be permitted to retain his personal papers and information, plans and/or agreements relating to his compensation or arrangements with the Company.

5. Confidentiality. Unless and until publicly disclosed by the Company, Employee agrees and promises that he shall maintain in confidence each of the terms of this Agreement and shall not disclose, display, or publicize any of its contents except under compulsion of legal process or in privileged communication between Employee and his attorney(s) and/or accountant(s). Unless required by law or regulation to publicly disclose this Agreement, Company will likewise keep this Agreement confidential, and shall not disclose, display or publicize any of its contents except under compulsion of legal process or in privileged communication.

6. Free Act and Deed. Employee states that he has carefully read this Agreement, knows the contents hereof, and that Employee has executed the same voluntarily as his own free act and deed. Company states that it has carefully read this Agreement, knows the contents thereof, and that it has executed the same as its own free act and deed.

7. Advice of Counsel. Employee acknowledges that Company has advised Employee to consult with an attorney before executing this Agreement. Employee acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that Employee fully understands the effect of the provisions contained herein and Employee’s legal rights.

8. Revocation Period; Acknowledgements. Employee represents and acknowledges to Company that:

(a) Company has reviewed the contents of the Agreement with Employee and advised him that he has a reasonable time, up to and including twenty-one (21) days, to consider whether or not to sign this Agreement.

(b) Employee was advised by Company that he has seven (7) calendar days from the date of execution of this Agreement within which to revoke this Agreement and that all waivers, covenants-not-to-sue, and releases would not be effective until after seven (7) calendar days from the date of this Agreement. If he exercises his right to revoke this Agreement written notice must be made to W. Todd Woelfer, Senior Vice President, General Counsel and Corporate Secretary for Company, within the seven (7) calendar day period.

(c) If he revokes this Agreement, all consideration agreed to by Company herein will be forfeited and this Agreement will become null and void and unenforceable by either Employee or Company.

(d) He has not filed any claims or complaints with a court or administrative agency against Company on or prior to the date of signing this Agreement.

(e) In executing this Agreement, he represents that he has entered into this Agreement knowingly, voluntarily, and with full knowledge and understanding of the provisions of this Agreement, including the rights he is waiving under the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefits Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, Employee Retirement Income Security Act of 1974, any federal, state, local laws, rules, and regulations and any common law in the State of Indiana, except for the Indiana Worker’s Compensation laws.

(f) Company is under no obligation to offer payment beyond nine (9) months of base salary and Employee is under no obligation to accept the payment or consent to this Agreement.

(g) By entering into this Agreement he is not relying on any statements or representations made by Company, its officers, directors, shareholders or employees which are not incorporated into this Agreement. Rather, he is relying upon his own judgment and the advice of counsel where he has elected to utilize independent counsel.

9. Entire Agreement. This Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings, whether oral or written, and may not be modified, altered, or changed except upon written consent of the parties. Company confirms that Employee does not have any restrictions following the Separation Date with respect to working for, providing services to, or having an equity interest in, any other entity or person.

10. Governing Law. This Agreement shall be governed and construed in accordance with laws of the State of Indiana without giving effect to the principles of conflicts of law thereof.

11. Section 409A. In Company’s judgment the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and notices (“Section 409A”) and Company will not make any filings with, or reports or statements to, the Internal Revenue Service or other tax authority that such payments or benefits are not compliant with Section 409A or subject to the 20% penalty tax thereunder. Notwithstanding the foregoing, however, the Company is not making any representation or warranty to Employee with respect to the compliance of such payments and benefits with Section 409A.

12. No Other Compensation. This Agreement and the Severance Payment and other benefits referenced in paragraph 2 above are in lieu of any other compensation, bonus, benefit, Management Incentive Plan (MIP) bonus, separation pay, severance pay, holiday pay, or notice pay which Employee might otherwise receive except for any vested and accrued benefits and/or entitlements as of the Separation Date, including, without limitation, his account balance under the Company’s Deferred Compensation Plan. This Agreement shall be binding upon and inure to the benefit of each party’s successors and assigns and, in the case of Employee, his heirs. If Employee should die while any payment or entitlement is due to him under this Agreement, such payment or entitlement shall be paid or provided to his spouse (if his spouse is not alive, to his estate).

13. Non-Admission of Liability. It is agreed and understood that neither the offer nor any negotiations or proceedings connected herewith nor the execution of this Agreement nor the payment of money shall constitute or be construed as an admission of any liability to, or of the validity of, any claims whatsoever, by either party. It is understood and agreed by Employee that by entering into this Agreement, Company does not admit to having committed any violation of any rights Employee has or may have under any federal statute, state statute, local ordinance or common law claim of the State of Indiana.

IN WITNESS WHEREOF, this Separation Agreement and Release has been executed on the date and year set forth above effective on the 1st day of November, 2012, seven (7) days from execution; provided that unless Employee revokes his agreement to this Agreement within the 7-day revocation period, the Company shall not be permitted to revoke its agreement to this Agreement.

Thor Industries, Inc.

By:	/s/ Peter B. Orthwein
Peter B. Orthwein, Chief Executive Officer

Date:	October 25, 2012

Employee

By:	/s/ Christian G. Farman
Christian G. Farman

Date:	October 25, 2012

VOLUNTARY WAIVER OF 21 DAY

REVIEW AND CONSIDERATION PERIOD

I understand that Company has provided me with 21 days to consider the Separation Agreement and Release. By signing this waiver, I knowingly and voluntarily choose to waive the 21 day time period, and understand that all other provisions of the Agreement continue to apply to me.

The decision to sign this waiver was completely voluntary and in so doing, I have not relied on any oral statements or promises by Company or its representatives.

/s/ Annemarie Adams	/s/ Christian G. Farman
Witness	Employee